Exhibit 99.2

May 1, 2015

Alcoa Announces Changes to its Board of Directors

Dr. Judith Gueron retires; Patricia Russo elected Lead Director

NEW YORK—(BUSINESS WIRE)—Lightweight metals leader Alcoa (NYSE:AA) announced changes to its Board of Directors today effective with the Company’s Annual Meeting of Shareholders held in Pittsburgh. Dr. Judith Gueron, an Alcoa director since 1988 and its Lead Director since 2010, who did not stand for re-election when her term expired at the Annual Meeting, retired from the Board of Directors. Succeeding Gueron as Lead Director is Patricia Russo, a member of the Alcoa Board since 2008.

“Judy Gueron has played an important role on the Alcoa board during the period of most dramatic global growth in the Company’s history, providing significant guidance on corporate social responsibility and public issues as Alcoa expanded into new regions and markets,” said Alcoa Chairman and CEO Klaus Kleinfeld. “On behalf of the entire board, I thank Judy for her wise counsel and inspired leadership.”

“With deep executive experience as a former CEO and widely respected leadership on major public boards, Pat Russo is ideally suited to assume the Lead Director role as Alcoa continues to transform and position itself for greater profitability,” Kleinfeld said. “She understands well the important role of the Board of Directors in times of major change. Besides serving on several of Alcoa’s key committees, she has held board leadership roles with other major global corporations and has an extensive knowledge of governance practices and principles.”

Russo is the former Chief Executive Officer of Alcatel Lucent, a communications company, and earlier served as Chairman of Lucent Technologies Inc. She led Lucent’s cross-border merger negotiations with Alcatel, a French company, and became the merged organization’s first chief executive. Russo also has held senior executive positions at AT&T and Avaya Inc. As a member of Alcoa’s Board of Directors, Russo has chaired the Compensation and Benefits Committee, and is a member of the Executive Committee, and Governance and Nominating Committee.

Other business at the annual meeting included election by shareholders of Kathryn Fuller, Rafael Reif, Patricia Russo and Ernesto Zedillo to three-year terms on the Board; ratification of the appointment of the independent auditors; and approval, on an advisory basis, of executive compensation.

With Russo’s move to Lead Director, she was appointed chair of Alcoa’s Governance and Nominating Committee, and Michael G. Morris, retired chairman of American Electric Power Company, was appointed chair of Alcoa’s Compensation and Benefits Committee. In addition, Kathryn Fuller was appointed to the Governance and Nominating Committee and Executive Committee and Rafael Reif was appointed to the Public Issues Committee.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 59,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.